Exhibit 99

Contact:	L-3 Communications Holdings, Inc. Corporate Communications 212-697-1111	For Immediate Release

L-3 Announces Fourth Quarter 2015 Results

•	Agreement to sell National Security Solutions (presented as discontinued operations)
•	Net sales of $2.9 billion
•	Adjusted diluted earnings per share (EPS) from continuing operations(1) of $2.16; Diluted loss per share from continuing operations of $0.76
•	Goodwill impairment charges of $2.93 per diluted share, primarily for Logistics Solutions
•	Net cash from operating activities from continuing operations of $465 million
•	Funded orders of $2.6 billion, funded backlog of $8.4 billion
•	Updated 2016 financial guidance

NEW YORK, January 28, 2016 – L-3 Communications Holdings, Inc. (NYSE: LLL) today reported adjusted diluted EPS from continuing operations of $2.16 and diluted loss per share from continuing operations of $0.76 for the quarter ended December 31, 2015 (2015 fourth quarter). Diluted EPS from continuing operations for the quarter ended December 31, 2014 (2014 fourth quarter) was $2.34. Net sales of $2.9 billion for the 2015 fourth quarter decreased by 3% compared to the 2014 fourth quarter. Excluding sales from divestitures(2) and acquisitions(2), net sales (organic sales) increased 1%. The prior period results have been adjusted to present the National Security Solutions business as discontinued operations.

“In the fourth quarter, we continued the progress we made on our transformation throughout 2015, highlighted by our announcement of the sale of our National Security Solutions (NSS) business.” said Michael T. Strianese, chairman and chief executive officer. “Our strategic portfolio shaping efforts and solid program execution allowed us to focus on higher returning, higher margin businesses where we have market leading positions, supporting organic growth and increased segment operating margins. While there is still work to do, we are seeing benefits of our refined strategy. Our organic sales growth for the quarter was 1% and we strengthened our offerings in key markets through our ForceX acquisition, which will expand our brand and market share in 2016 and beyond.”

“While we are disappointed in our 2015 book-to-bill ratio, which was impacted by lower than anticipated international awards at Aerospace Systems, our other two segments generated healthy orders from the DoD and other U.S. Government customers. Looking ahead to 2016, we are a leaner, more focused company with robust cash flows operating in what we believe will be a more stable budgetary environment. We are confident that our ongoing efforts will drive additional organic growth in 2016 and enable us to continue returning capital to shareholders.”

(1)	Adjusted diluted earnings per share from continuing operations is a non-GAAP financial measure. See Table E for a reconciliation and a discussion on why this information is presented.

(2)	Sales from business divestitures are defined as sales from business divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures. Sales from acquired businesses are defined as sales from business acquisitions that are included in L-3’s actual results for less than 12 months.

L-3 Announces Results for the 2015 Fourth Quarter	Page 2

Funded orders of $2.6 billion for the quarter included the following key wins:

•	a contract to design, manufacture, qualify, test and deliver Integrated Power Node Center/Power Node Control Center (IPNC/PNCC) units to General Dynamics Bath Iron Works,

•	a contract to deliver two night vision product variants, monocular and binocular, to the Saudi Ministry of Defense, Land Forces,

•	a contract to provide immersion fidelity updates on the F/A-18 C/D/E/F and EA-18G Tactical Operational Flight Trainers (TOFT’s) at multiple Air Stations for the Naval Air Warfare Center Training Systems Division,

•	a contract to provide three Full Flight Simulators for an Airbus A320, an Airbus A330 and a Boeing B737 to Turkish Airlines, and

•	a contract to provide an Airbus A320 Full Flight Simulator to Spring Airlines.

Adjusted diluted EPS from continuing operations for the 2015 fourth quarter excludes: (1) goodwill impairment charges of $349 million ($230 million after income taxes), or $2.93 per diluted share, including $338 million related to a decline in the estimated fair value of the Logistics Solutions reporting unit and $11 million related to the re-allocation of goodwill to a business unit retained by L-3 in connection with the expected sale of the National Security Solutions business and (2) a pre-tax loss of $2 million ($2 million after income taxes), or $0.02 per diluted share, related to the divestiture of Klein Associates, Inc., which was completed on December 31, 2015 for a sales price of $10 million.

Adjusted diluted EPS from continuing operations for the year ended December 31, 2015 excludes: (1) goodwill impairment charges of $384 million ($264 million after income taxes), or $3.22 per diluted share, including $338 million related to a decline in the estimated fair value of the Logistics Solutions reporting unit, and $46 million related to the re-allocation of goodwill and an impairment charge recorded during the third quarter of 2015 to a business retained by L-3 in connection with the expected sale of the National Security Solutions business and (2) a pre-tax loss of $31 million ($20 million after income taxes), or $0.25 per diluted share, related to business divestitures, of which $17 million relates to the divestiture of Marine Systems International (MSI), completed on May 29, 2015, $8 million relates to the Tinsley Product Line divestiture completed on July 27, 2015, $4 million relates to the Broadcast Sports, Inc. (BSI) divestiture, completed on April 24, 2015, and $2 million relates to the Klein Associates, Inc. divestiture, completed on December 31, 2015.

The goodwill impairment charges and pre-tax losses related to business divestitures are included in consolidated operating (loss) income. Segment operating income represents earnings from the Company’s business segments before the goodwill impairment charges and pre-tax losses related to business divestitures. Segment operating income is used by management for purposes of evaluating the operating performance of the Company’s business segments.

L-3 Announces Results for the 2015 Fourth Quarter	Page 3

L-3 Consolidated Results

	Fourth Quarter Ended				Year Ended Dec. 31,
($ in millions, except per share data)	2015	2014	Increase/ (decrease)		2015	2014	Increase/ (decrease)
Net sales	$2,871	$2,961	(3)%		$10,466	$10,986	(5)%
Operating (loss) income	$(96)	$294	nm		$475	$1,012	(53)%
Loss related to business divestitures	2	—	nm		31	—	nm
Goodwill impairment charges	349	—	nm		384	—	nm

Segment operating income	$255	$294	(13)%		$890	$1,012	(12)%

Operating margin	nm	9.9%	nm		4.5%	9.2%	(470	)bpts
Segment operating margin	8.9%	9.9%	(100	)bpts	8.5%	9.2%	(70	)bpts
Interest expense	$45	$43	5%		$169	$158	7%
Interest and other income, net	$6	$4	50%		$17	$18	(6)%
Debt retirement charge	$1	$—	nm		$1	$—	nm
Effective income tax rate	nm	19.6%	nm		nm	26.0%	nm
Net (loss) income from continuing operations attributable to L-3	$(60)	$201	nm		$282	$632	(55)%
Adjusted net income from continuing operations attributable to L-3(a)	$172	$201	(14)%		$566	$632	(10)%
Diluted (loss) earnings per share from continuing operations	$(0.76)	$2.34	nm		$3.44	$7.20	(52)%
Adjusted diluted earnings per share from continuing operations(a)	$2.16	$2.34	(8)%		$6.91	$7.20	(4)%
Diluted weighted average common shares outstanding	78.5	86.0	(9)%		81.9	87.8	(7)%

(a)	Non-GAAP metric that excludes the goodwill impairment charge and the aggregate loss related to business divestitures. See Table E for a reconciliation of this measure.
nm – not meaningful

Fourth Quarter Results of Operations: For the 2015 fourth quarter, consolidated net sales of $2.9 billion decreased $90 million, or 3%, compared to the 2014 fourth quarter. Organic sales growth for the 2015 fourth quarter was $40 million, or 1%. Organic sales growth excludes $167 million of sales declines related to business divestitures and $37 million of sales increases from business acquisitions. Sales to the U.S. Government increased 3%, or $66 million, to $2,029 million in the 2015 fourth quarter, compared to $1,963 million in the 2014 fourth quarter. Sales to international and commercial customers declined 19%, or $156 million, to $842 million in the 2015 fourth quarter, compared to $998 million in the 2014 fourth quarter. Organic sales to international and commercial customers decreased $22 million, or 3%.

Segment operating income for the 2015 fourth quarter decreased $39 million, or 13%, compared to the 2014 fourth quarter. Segment operating income as a percentage of sales (segment operating margin) decreased by 100 basis points to 8.9% for the 2015 fourth quarter compared to 9.9% for the 2014 fourth quarter. This decrease was driven by higher pension expense of $14 million and unfavorable contract performance adjustments primarily in the Aerospace Systems segment. See the reportable segment results below for additional discussion of sales and operating margin trends.

The effective income tax rate for the 2015 fourth quarter is not meaningful due to the goodwill impairment charges. Excluding the goodwill impairment charges and related income tax benefit, the effective income tax rate for the 2015 fourth quarter would have decreased to 17.4% compared to 19.6% primarily due to an increased benefit from the Federal Research and Experimentation (R&E) Tax Credit, which was permanently reenacted on December 18, 2015.

Net (loss) income from continuing operations attributable to L-3 in the 2015 fourth quarter decreased by $261 million to a loss of $60 million, compared to income of $201 million in the 2014 fourth quarter. Diluted EPS from continuing operations decreased by $3.10 to a loss of $0.76 from $2.34 in the 2014 fourth quarter. Adjusted diluted EPS from continuing operations decreased 8% to $2.16. Diluted weighted average common

L-3 Announces Results for the 2015 Fourth Quarter	Page 4

shares outstanding for the 2015 fourth quarter declined by 9% compared to the 2014 fourth quarter due to share repurchases.

Full Year Results of Operations: For the year ended December 31, 2015, consolidated net sales of $10.5 billion decreased $520 million, or 5%, compared to the year ended December 31, 2014. Organic sales for the year ended December 31, 2015 declined $269 million, or 3%. Organic sales exclude $354 million related to business divestitures and $103 million from business acquisitions. Sales to the U.S. Government declined 2%, or $173 million, to $7,291 million in the year ended December 31, 2015 compared to $7,464 million in the year ended December 31, 2014, driven primarily by U.S. defense budget constraints and reductions from sequestration, and by the U.S. military drawdown in Afghanistan. Sales to international and commercial customers declined 10%, or $347 million, to $3,175 million in the year ended December 31, 2015, compared to $3,522 million in the year ended December 31, 2014. Organic sales to international and commercial customers decreased $92 million, or 3%, driven by foreign currency exchange rate changes.

Segment operating income for the year ended December 31, 2015 decreased by $122 million, or 12%, compared to the year ended December 31, 2014. Segment operating margin decreased by 70 basis points to 8.5% for the year ended December 31, 2015 compared to 9.2% for the year ended December 31, 2014. This decrease was driven by higher pension expense of $61 million and unfavorable contract performance adjustments at the Aerospace Systems segment, partially offset by outside accounting and legal advisory expenses incurred in 2014 for the Internal Review completed in October 2014. See the reportable segment results below for additional discussion of sales and operating margin trends.

The effective income tax rate for the year ended December 31, 2015 is not meaningful due to the goodwill impairment charges. Excluding the goodwill impairment charges and related income tax benefit, the effective income tax rate for 2015 would have decreased to 20.5%. The decrease is primarily due to: (1) $17 million of foreign tax benefits related to a legal restructuring of our foreign entities and (2) an increased benefit from the Federal Research and Experimentation Tax Credit.

Net income from continuing operations attributable to L-3 in the year ended December 31, 2015 decreased to $282 million, compared to $632 million in the year ended December 31, 2014. Diluted EPS from continuing operations decreased 52% to $3.44 from $7.20 in the year ended December 31, 2014. Adjusted net income from continuing operations attributable to L-3 decreased 10% to $566 million compared to the year ended December 31, 2014, and adjusted diluted EPS from continuing operations decreased 4% to $6.91. Diluted weighted average common shares outstanding for the year ended December 31, 2015 declined by 7% compared to the year ended December 31, 2014 due to repurchases of L-3 common stock.

Orders: Funded orders for the 2015 fourth quarter were $2.6 billion, a decrease of 18.7% compared to the 2014 fourth quarter. Funded orders for the year ended December 31, 2015 were $9.9 billion, compared to $11.0 billion for the year ended December 31, 2014. The book-to-bill ratio was 0.89x for the 2015 fourth quarter and 0.94x for the year ended December 31, 2015. Funded backlog declined 13% to $8.4 billion at December 31, 2015, compared to $9.7 billion at December 31, 2014, due to the divestiture of MSI and a book-to-bill ratio of less than 1.

Cash flow and cash returned to shareholders: Net cash from operating activities from continuing operations decreased by $49 million, or 10%, to $465 million for the 2015 fourth quarter, compared to $514 million for the 2014 fourth quarter. Net cash from operating activities from continuing operations decreased by $71 million, or 7%, to $1,021 million for the year ended December 31, 2015, compared to $1,092 million for the year ended December 31, 2014. The decrease in net cash from operating activities in the year ended December 31, 2015 was due to lower net income partially offset by lower working capital requirements in the year ended December 31, 2015, compared to the year ended December 31, 2014.

L-3 Announces Results for the 2015 Fourth Quarter	Page 5

The table below summarizes the cash returned to shareholders during the 2015 and 2014 fourth quarter and the years ended December 31, 2015 and 2014.

	Fourth Quarter Ended		Year Ended Dec. 31,
($ in millions)	2015	2014	2015	2014

Net cash from operating activities from continuing operations	$465	$514	$1,021	$1,092
Less: Capital expenditures, net of dispositions	(59)	(64)	(194)	(170)
Plus: Income tax payments attributable to discontinued operations	—	3	2	14

Free cash flow(1)(2)	$406	$453	$829	$936

Dividends paid	$51	$50	$214	$208
Common stock repurchases	135	410	740	823

Cash returned to shareholders	$186	$460	$954	$1,031

(1)	Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment), plus income tax payments attributable to discontinued operations. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.

(2)	Free cash flow from discontinued operations is not included above.

Reportable Segment Results

Electronic Systems

	Fourth Quarter Ended				Year Ended Dec. 31,
($ in millions)	2015	2014	Decrease		2015	2014	Decrease
Net sales	$1,217	$1,335	(8.8	) %	$4,269	$4,645	(8.1	) %
Operating income	$137	$153	(10.5	) %	$489	$533	(8.3	) %
Operating margin	11.3%	11.5%	(20	) bpts	11.5%	11.5%	—	bpts

Fourth Quarter: Electronic Systems net sales for the 2015 fourth quarter decreased by $118 million, or 9%, compared to the 2014 fourth quarter. Excluding $167 million related to the divestitures of MSI, BSI and the Tinsley Product Line and $24 million related to the CTC and ForceX acquisitions, organic sales increased by $25 million, or 2%. The increase is driven by: (1) $28 million for Aviation Products & Security Systems due to increased deliveries of airport and cargo security system products to international customers and cockpit avionics products to commercial and DoD customers, (2) $10 million primarily for Precision Engagement and Training due to increased deliveries of simulation devices to the DoD, partially offset by completed contracts for simulation devices to commercial customers and ordnance products to the U.S. military, and (3) $8 million for Sensor Systems, primarily due to deliveries of electronic warfare products to the United Kingdom Ministry of Defence and increased volume for photonics masts and surface ship stabilizing products to the U.S. Navy. These increases were partially offset by a reduction of $21 million at Warrior Systems related to a holographic weapons sight refund program at the EoTech business further discussed below.

Electronic Systems operating income for the 2015 fourth quarter decreased by $16 million, or 10%, compared to the 2014 fourth quarter. Operating margin decreased by 20 basis points to 11.3%. Operating margin decreased by: (1) 70 basis points due to sales mix changes primarily for Aviation Products & Security Systems, Sensor Systems, and Power & Propulsion Systems, (2) 20 basis points due to higher pension expense of $3 million and (3) 20 basis points due to higher severance costs of $2 million. These decreases were partially offset by increases of: (1) 40 basis points due to acquisitions and divestitures and (2) 50 basis points for favorable contract performance adjustments primarily for Sensor Systems.

In November 2015, the Company commenced a voluntary refund program and began accepting customer returns for various EoTech holographic weapons sight (HWS) products affected by certain performance issues. The refund program gives eligible owners of the affected HWS products the option to obtain a refund of the purchase price, including shipping costs. The estimated refund program liability of $20 million is based on several factors, including the number of HWS units that the Company anticipates purchasers will return for a refund.

L-3 Announces Results for the 2015 Fourth Quarter	Page 6

The refund program is in the early stages of implementation, and the Company will continue to evaluate the amount of the refund liability. This may cause a material adjustment to the liability.

Full Year: Electronic Systems net sales for the year ended December 31, 2015 decreased by $376 million, or 8%, compared to the year ended December 31, 2014. Excluding $354 million related to the divestitures of MSI, BSI, and the Tinsley Product Line, and $49 million for the CTC and ForceX acquisitions, organic sales declined $71 million, or 2%. The decrease was due to: (1) $85 million related to foreign currency exchange rate changes and (2) $44 million related to reduced sales at Warrior Systems driven by lower volume for night vision goggles and the holographic weapons sight refund program at EoTech discussed above. These decreases were partially offset by $58 million, primarily for Aviation Products & Security Systems, due to deliveries of airport security systems products to international customers and cockpit avionics products to commercial and DoD customers.

Electronic Systems operating income for the year ended December 31, 2015 decreased by $44 million, or 8%, compared to the year ended December 31, 2014. Operating margin remained at 11.5% compared to the year ended December 31, 2014. Operating margin increased by: (1) 50 basis points due to acquisitions and divestitures, (2) 40 basis points for favorable contract performance adjustments and (3) 20 basis points due to lower severance expense of $8 million. These increases were offset by decreases of: (1) 80 basis points primarily due to lower volume for Sensor Systems and sales mix changes for Aviation Products & Security and (2) 30 basis points due to higher pension expense of $13 million.

Aerospace Systems

	Fourth Quarter Ended				Year Ended Dec. 31,

($ in millions)	2015	2014	Decrease		2015	2014	Decrease
Net sales	$1,069	$1,152	(7.3	) %	$4,156	$4,321	(3.8	) %
Operating income	$61	$91	(33.0	) %	$205	$283	(27.6	) %
Operating margin	5.7%	7.9%	(220	) bpts	4.9%	6.5%	(160	) bpts

Fourth Quarter: Aerospace Systems net sales for the 2015 fourth quarter decreased by $83 million, or 7%, compared to the 2014 fourth quarter. Sales decreased $60 million for Aircraft Systems, $20 million for Logistics Solutions and $3 million for ISR Systems. Sales decreased for Aircraft Systems due to lower volume of: (1) $34 million for foreign military aircraft modification contracts, including $12 million for the Australian C-27J aircraft, (2) $19 million for modification contracts primarily for the U.S. Navy maritime patrol aircraft, (3) $14 million primarily due to less modification work on the United States Air Force (USAF) Compass Call aircraft and (4) $12 million for aircraft cabin assemblies and subassemblies due to timing of deliveries. These decreases were partially offset by higher volume on international head-of-state aircraft modification contracts of $19 million. The decrease in sales for Logistics Solutions was due to lower volume for field maintenance and sustainment services, primarily for U.S. Army and U.S. Navy aircraft due to the completion of contracts and reduced flight hours and lower sell prices resulting from competitive pressures. Sales decreased for ISR Systems due to lower volume of: (1) $33 million for small ISR aircraft fleet management services primarily to the DoD due to the U.S. military drawdown in Afghanistan and (2) $30 million primarily for large ISR aircraft systems for foreign military customers as contracts near completion. The decreases were partially offset by higher volume of $48 million for large ISR aircraft systems for the U.S. Government and $12 million for small ISR aircraft systems to the DoD.

Aerospace Systems operating income for the 2015 fourth quarter decreased by $30 million, or 33%, compared to the 2014 fourth quarter. Operating margin decreased by 220 basis points to 5.7%. Operating margin decreased by: (1) 180 basis points due to lower volume and sales mix changes primarily at Logistics Solutions and Aircraft Systems, (2) 70 basis points due to higher pension expense of $7 million and (3) 60 basis points due to unfavorable contract performance adjustments primarily at Aircraft Systems. These decreases were partially offset by: (1) 70 basis points for improved performance primarily on the Army C-12 contract due to better terms on the new contract which began on August 1, 2015, and $8 million due to a partial recovery of cost overruns recognized in prior periods on the previous contract that ended on July 31, 2015, and (2) 20 basis points due to a termination settlement of $3 million for a commercial aerostructures contract.

L-3 Announces Results for the 2015 Fourth Quarter	Page 7

Full Year: Aerospace Systems net sales for the year ended December 31, 2015 decreased by $165 million, or 4%, compared to the year ended December 31, 2014. Sales decreased $159 million for Aircraft Systems and $63 million for Logistic Solutions. Sales for ISR Systems increased by $57 million. Sales decreased for Aircraft Systems due to lower volume of: (1) $74 million primarily on the USAF Compass Call aircraft and the DoD’s retirement of the Joint Cargo Aircraft, (2) $39 million on international head-of-state aircraft modification contracts primarily due to unfavorable contract performance adjustments, (3) $28 million for modification contracts primarily for the U.S. Navy maritime patrol aircraft and (4) $18 million primarily for aircraft cabin assemblies and subassemblies. The decrease in sales for Logistics Solutions was due to lower volume for field maintenance and sustainment services, primarily for U.S. Army and U.S. Navy aircraft due to the completion of contracts and lower demand and lower prices due to competitive pressures. The increase in ISR Systems was due to an increase in sales of $182 million primarily for large ISR aircraft systems for U.S. Government customers and small ISR aircraft systems to the DoD and a foreign government, partially offset by $125 million of lower sales for small ISR aircraft fleet management services to the DoD due to the U.S. military drawdown in Afghanistan.

Aerospace Systems operating income for the year ended December 31, 2015 decreased by $78 million, or 28%, compared to the year ended December 31, 2014. Operating margin decreased by 160 basis points to 4.9%. Operating margin decreased by: (1) 250 basis points due to contract performance adjustments at Aircraft Systems, which includes $101 million of cost growth on international head-of-state aircraft modification contracts, compared to $15 million of cost growth on the same contracts in the year ended December 31, 2014, (2) 100 basis points primarily due to reduced flight hours and lower pricing due to competitive pressures on logistics and maintenance contracts, including the U.S. Navy T-45 contract and (3) 70 basis points due to higher pension expense of $28 million. These decreases were partially offset by: (1) 110 basis points due to favorable contract performance adjustments at ISR Systems, (2) 70 basis points for improved performance on the Army C-12 contract due to better terms on the new contract and $18 million due to a partial recovery of cost overruns recognized in prior periods on the previous contract, (3) 40 basis points due to a $17 million increase in reserves for excess and obsolete inventory at Logistics Solutions recorded during the year ended December 31, 2014 and (4) 40 basis points due to $25 million of outside accounting and legal advisory expenses incurred for the Internal Review completed in October 2014.

Communication Systems

	Fourth Quarter Ended				Year Ended Dec. 31,
($ in millions)	2015	2014	Increase/ (decrease)		2015	2014	Increase/ (decrease)
Net sales	$585	$474	23.4%		$2,041	$2,020	1.0%
Operating income	$57	$50	14.0%		$196	$196	—%
Operating margin	9.7%	10.5%	(80)	bpts	9.6%	9.7%	(10)	bpts

Fourth Quarter: Communication Systems net sales for the 2015 fourth quarter increased by $111 million, or 23%, compared to the 2014 fourth quarter. Excluding $14 million related to the Miteq, Inc. acquisition, organic sales increased $97 million, or 20%. The increase was due to: (1) $34 million for Broadband Communication Systems, primarily due to increased volume for development and production of secure networked communication systems for the DoD, (2) $28 million for Tactical Satellite Communications products due to higher volume on a satellite communication land terminals contract for the Australian Defence Force (ADF), partially offset by reduced deliveries of mobile and ground-based satellite communication systems for the U.S. military, (3) $22 million for Advanced Communications products due to higher volume for secure data recorders and communication systems for the U.S. Air Force, U.S. Navy and a foreign government and (4) $13 million for Space & Power Systems due to increased deliveries of power devices for commercial satellites.

Communication Systems operating income for the 2015 fourth quarter increased by $7 million, or 14%, compared to the 2014 fourth quarter. Operating margin decreased by 80 basis points to 9.7% driven primarily by higher pension expense of $4 million.

Full Year: Communication Systems net sales for the year ended December 31, 2015 increased by $21 million, or 1%, compared to the year ended December 31, 2014. Excluding $55 million related to the Miteq, Inc. acquisition, organic sales declined by $34 million, or 2%. The decrease was due to: (1) $37 million for Space & Power Systems, primarily satellite command and control software for U.S. Government agencies and high frequency radios for a foreign government and (2) $20 million for Advanced Communications products,

L-3 Announces Results for the 2015 Fourth Quarter	Page 8

primarily secure data recorders and communications equipment for the U.S. military as contracts near completion. These decreases were offset by $23 million for Broadband Communication Systems, primarily due to increased volume for development and production of secure networked communication systems for the U.S. military. For Tactical Satellite Communications products, lower sales of mobile and ground based satellite communication systems for the U.S. military were offset by sales on a new contract for the ADF.

Communication Systems operating income for the year ended December 31, 2015 remained the same at $196 million compared to the year ended December 31, 2014. Operating margin decreased by 10 basis points to 9.6%. Operating margin decreased by 100 basis points due to higher pension expense of $20 million. Improved contract performance and sales and mix changes, partially offset by lower margins from the Miteq, Inc. business acquisition increased operating margin by 90 basis points.

L-3 Announces Results for the 2015 Fourth Quarter	Page 9

Financial Guidance

Based on information known as of today, the company has updated its consolidated and segment financial guidance for the year ending December 31, 2016. The 2016 guidance was previously provided on December 8, 2015. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 10. The company undertakes no duty to update its guidance.

Consolidated 2016 Financial Guidance
($ in millions, except per share data)
	Guidance	Prior Guidance (December 8, 2015)
Net sales	$9,950 to $10,150	$9,950 to $10,150
Segment operating margin	9.8%	9.5%
Interest expense and other	$162	$ 162
Effective tax rate	28.0%	30.0%
Diluted shares	77.5	77.5
Diluted EPS	$ 7.40 to $7.60	$ 6.90 to $7.10
Net cash from operating activities	$ 1,030	$ 1,000
Capital expenditures, net of dispositions of property, plant and equipment	(205)	(190)

Free cash flow	$ 825	$ 810

Segment 2016 Financial Guidance
($ in millions)
	Guidance	Prior Guidance (December 8, 2015)
Net Sales:
Electronic Systems	$4,150 to $4,250	$4,150 to $4,250
Aerospace Systems	$3,900 to $4,000	$3,900 to $4,000
Communication Systems	$1,850 to $1,950	$1,850 to $1,950
Operating Margins:
Electronic Systems	12.4% to 12.6%	12.2% to 12.4%
Aerospace Systems	6.5% to 6.7%	6.0% to 6.2%
Communication Systems	10.3% to 10.5%	10.0% to 10.2%

The revisions to our Current Guidance compared to our Prior Guidance primarily include:

•	A decrease in the estimated effective tax rate for U.S. Federal R&E tax credit of $19 million, and

•	A net pension expense decrease of $32 million to a $9 million net pension benefit, compared to a net pension expense of $23 million included in the prior guidance. The estimated decrease in net pension expense will increase 2016 operating margin by approximately 30 basis points and diluted EPS by $0.25. The decrease in pension expense is due to: (i) $25 million related to a change in the approach to measure service and interest costs and (ii) $7 million primarily related to an 18 basis point increase in the estimated weighted average discount rate to 4.63% from 4.45% assumed in prior guidance.

The current guidance for 2016 excludes: (i) any potential non-cash goodwill impairment charges for which the information is presently unknown and (ii) additional expenses relating to the Internal Review at Aerospace Systems, which was completed in October 2014.

Additional financial information regarding the 2015 fourth quarter and full year results and the 2016 financial guidance is available on the company’s website at www.L-3com.com.

L-3 Announces Results for the 2015 Fourth Quarter	Page 10

Conference Call

In conjunction with this release, L-3 will host a conference call today, Thursday, January 28, 2016 at 11:00 a.m. ET that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman and chief executive officer, and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.

11:00 a.m. ET
10:00 a.m. CT
9:00 a.m. MT
8:00 a.m. PT

Listeners may access the conference call live over the Internet at the company’s website at:

http://www.L-3com.com

Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software. The archived version of the call may be accessed at our website or by dialing (800) 585-8367/ passcode: 25272545 (for domestic callers) or (404) 537-3406/passcode: 25272545 (for international callers) approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs approximately 38,000 people worldwide and is a leading provider of a broad range of communication and electronic systems and products used on military and commercial platforms. L-3 is also a prime contractor in aerospace systems.

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this press release, including information regarding the company’s 2016 financial guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” “financial guidance,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions are used to identify forward-looking statements. The company cautions investors that these statements are subject to risks and uncertainties many of which are difficult to predict and generally beyond the company’s control that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to differ include, but are not limited to, the following: our dependence on the defense industry; backlog processing and program slips resulting from delayed awards and/or funding from the Department of Defense (DoD) and other major customers; the U.S. Government fiscal situation; changes in DoD budget levels and spending priorities; U.S. Government failure to raise the debt ceiling; our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding many of our contracts; our ability to retain our existing business and related contracts; our ability to successfully compete for and win new business, or, identify, acquire and integrate additional businesses; our ability to maintain and improve our operating margin; the availability of government funding and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements and actions taken by rating agencies that could result in a downgrade of our debt; our ability to continue to recruit, retain and train our employees; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements; our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; global economic uncertainty; the DoD’s Better Buying Power and other efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations including currency risks and compliance with foreign laws; our extensive use of fixed-price type revenue arrangements; the rapid change of technology and high level of competition in which our businesses participate; risks relating to technology and data security; our introduction of new products into commercial markets or our investments in civil and commercial products

L-3 Announces Results for the 2015 Fourth Quarter	Page 11

or companies; the outcome of litigation matters; results of audits by U.S. Government agencies and of ongoing governmental investigations, including the Aerospace Systems segment; our ability to predict the level of participation in and the related costs of our voluntary refund program for certain EoTech holographic weapons sight products, and our ability to change and terminate the refund program at our discretion; the impact on our business of improper conduct by our employees, agents or business partners; goodwill impairments and the fair values of our assets; and ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations.

Our forward-looking statements speak only as of the date of this press release or as of the date they were made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent report on Form 10-K for the year ended December 31, 2014 and in the quarterly report on Form 10-Q for the quarterly period ended September 25, 2015 and any material updates to these factors contained in any of our future filings.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements.

# # #

– Financial Tables Follow –

Table A

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	Fourth Quarter Ended		Year Ended Dec. 31,
	2015	2014	2015	2014
Net sales	$2,871	$2,961	$10,466	$10,986
Cost of sales	(2,616)	(2,667)	(9,576)	(9,974)
Loss related to business divestitures(a)	(2)	—	(31)	—
Impairment charge(b)	(349)	—	(384)	—

Operating (loss) income	(96)	294	475	1,012
Interest expense	(45)	(43)	(169)	(158)
Interest and other income, net	6	4	17	18
Debt retirement charge	(1)	—	(1)	—

(Loss) income from continuing operations before income taxes	(136)	255	322	872
Benefit (provision) for income taxes	80	(50)	(25)	(227)

(Loss) income from continuing operations	(56)	205	297	645
(Loss) income from discontinued operations, net of income tax	(106)	2	(522)	32

Net (loss) income	(162)	207	(225)	677
Net income attributable to noncontrolling interests	(4)	(4)	(15)	(13)

Net (loss) income attributable to L-3	$(166)	$203	$(240)	$664

Basic earnings (loss) per share attributable to L-3 Holdings’ common shareholders:
Continuing operations	$(0.76)	$2.38	$3.49	$7.40
Discontinued operations	(1.35)	0.03	(6.46)	0.38

Basic (loss) earnings per share	$(2.11)	$2.41	$(2.97)	$7.78

Diluted earnings (loss) per share attributable to L-3 Holdings’ common shareholders:
Continuing operations	$(0.76)	$2.34	$3.44	$7.20
Discontinued operations	(1.35)	0.02	(6.37)	0.36

Diluted (loss) earnings per share	$(2.11)	$2.36	$(2.93)	$7.56

L-3 Holdings’ weighted average common shares outstanding:
Basic	78.5	84.4	80.7	85.4

Diluted	78.5 (c)	86.0	81.9	87.8

(a)	The loss related to business divestitures for the 2015 fourth quarter includes a $2 million loss on the divestiture of Klein Associates, Inc. The loss related to the business divestitures for the year ended December 31, 2015 includes a $17 million loss related to the divestiture of MSI, an $8 million loss on the divestiture of the Tinsley Product Line, a $4 million loss on the divestiture of BSI and a $2 million loss on the divestiture of Klein Associates, Inc.
(b)	The impairment charge for the 2015 fourth quarter represents non-cash goodwill impairment charges due to a decline in the estimated fair value of the Logistics Solutions reporting unit of $338 million and $11 million due to the re-allocation of goodwill of the business retained by L-3 in connection with the expected sale of the National Security Solutions business. The impairment charge for the year ended December 31, 2015 represents non-cash goodwill impairment charges due to a decline in the estimated fair value of the Logistics Solutions reporting unit of $338 million and $46 million due to the re-allocation of goodwill of the business retained by L-3 in connection with the expected sale of the National Security Solutions business.
(c)	Due to a loss for the 2015 fourth quarter, zero incremental weighted average common shares are included because the effect would be antidilutive.

Table B

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SELECT FINANCIAL DATA

(in millions)

	Fourth Quarter Ended		Year Ended Dec. 31,
	2015	2014	2015	2014
Segment operating data
Net sales:
Electronic Systems	$1,217	$1,335	$4,269	$4,645
Aerospace Systems	1,069	1,152	4,156	4,321
Communication Systems	585	474	2,041	2,020

Total	$2,871	$2,961	$10,466	$10,986

Operating income:
Electronic Systems	$137	$153	$489	$533
Aerospace Systems	61	91	205	283
Communication Systems	57	50	196	196

Total	$255	$294	$890	$1,012

Operating margin:
Electronic Systems	11.3%	11.5%	11.5%	11.5%
Aerospace Systems	5.7%	7.9%	4.9%	6.5%
Communication Systems	9.7%	10.5%	9.6%	9.7%
Total	8.9%	9.9%	8.5%	9.2%
Depreciation and amortization:
Electronic Systems	$29	$34	$110	$123
Aerospace Systems	13	11	50	40
Communication Systems	13	13	50	51

Total	$55	$58	$210	$214

Funded order data
Electronic Systems	$1,038	$1,359	$4,137	$4,811
Aerospace Systems	955	1,249	3,569	4,178
Communication Systems	568	542	2,156	1,985

Total	$2,561	$3,150	$9,862	$10,974

			Dec. 31, 2015	Dec. 31, 2014
Period end data
Funded backlog			$8,408	$9,652

Table C

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

BALANCE SHEETS

(in millions)

	Dec. 31, 2015	Dec. 31, 2014
ASSETS
Cash and cash equivalents	$207	$442
Billed receivables, net	746	803
Contracts in process	2,139	2,157
Inventories	333	288
Deferred income taxes	—	127
Other current assets	178	175
Assets held for sale	—	547
Assets of discontinued operations	692	1,262

Total current assets	4,295	5,801

Property, plant and equipment, net	1,097	1,061
Goodwill	6,254	6,512
Identifiable intangible assets	199	195
Deferred debt issue costs	18	27
Other assets	255	240

Total assets	$12,118	$13,836

LIABILITIES AND EQUITY
Current portion of long-term debt	$499	$—
Accounts payable, trade	302	346
Accrued employment costs	498	474
Accrued expenses	416	370
Advance payments and billings in excess of costs incurred	619	570
Income taxes	21	23
Other current liabilities	380	394
Liabilities held for sale	—	237
Liabilities of discontinued operations	200	216

Total current liabilities	2,935	2,630

Pension and postretirement benefits	1,047	1,187
Deferred income taxes	188	350
Other liabilities	382	370
Long-term debt	3,143	3,939

Total liabilities	7,695	8,476

Shareholders’ equity	4,350	5,285
Noncontrolling interests	73	75

Total equity	4,423	5,360

Total liabilities and equity	$12,118	$13,836

Table D

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended Dec. 31,
	2015	2014
Operating activities
Net (loss) income	$(225)	$677
Loss (income) from discontinued operations, net of tax	522	(32)

Income from continuing operations	297	645
Depreciation of property, plant and equipment	166	165
Amortization of intangibles and other assets	44	49
Deferred income tax (benefit) provision	(90)	120
Stock-based employee compensation expense	46	50
Excess income tax benefits related to share-based payment arrangements	(25)	(17)
Contributions to employee savings plans in L-3 Holdings’ common stock	110	119
Impairment charge	384	1
Amortization of pension and postretirement benefit plans net loss and prior service cost	67	15
Amortization of bond discounts and deferred debt issue costs (included in interest expense)	8	7
Loss related to business divestitures	31	(1)
Other non-cash items	(2)	1
Changes in operating assets and liabilities, excluding amounts from acquisitions, divestitures, and discontinued operations:
Billed receivables	50	39
Contracts in process	31	(3)
Inventories	(37)	1
Other assets	(27)	(17)
Accounts payable, trade	(32)	(80)
Accrued employment costs	28	(5)
Accrued expenses	40	(14)
Advance payments and billings in excess of costs incurred	(1)	70
Income taxes	(30)	6
Other current liabilities	(22)	13
Pension and postretirement benefits	(8)	(44)
All other operating activities	(7)	(28)

Net cash from operating activities from continuing operations	1,021	1,092

Investing activities
Business acquisitions, net of cash acquired	(320)	(57)
Proceeds from the sale of businesses	318	1
Capital expenditures	(197)	(174)
Dispositions of property, plant and equipment	3	4
Other investing activities	4	5

Net cash used in investing activities from continuing operations	(192)	(221)

Financing activities
Proceeds from sale of senior notes	—	996
Redemption of CODES	—	(935)
Repurchase of senior notes	(296)	—
Borrowings under revolving credit facility	1,194	1,367
Repayment of borrowings under revolving credit facility	(1,194)	(1,367)
Common stock repurchased	(740)	(823)
Dividends paid on L-3 Holdings’ common stock	(214)	(208)
Proceeds from exercises of stock options	48	93
Proceeds from employee stock purchase plan	34	35
Excess income tax benefits related to share-based payment arrangements	26	17
Debt issue costs	—	(8)
Employee restricted stock units surrendered in lieu of income tax withholding	(33)	(27)
Other financing activities	(3)	(16)

Net cash used in financing activities from continuing operations	(1,178)	(876)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(19)	(17)
Cash from (used in) discontinued operations:
Operating activities	77	33
Investing activities	(5)	(8)
Financing activities	—	—

Cash from discontinued operations	72	25

Change in cash balance in assets held for sale	61	(61)
Net decrease in cash and cash equivalents	(235)	(58)
Cash and cash equivalents, beginning of the year	442	500

Cash and cash equivalents, end of the year	$207	$442

Table E

L-3 COMMUNICATIONS HOLDINGS, INC.

NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

Adjusted Diluted EPS Non-GAAP Reconciliation		Fourth Quarter Ended		Year Ended Dec. 31,
		2015	2014	2015	2014
Diluted (loss) earnings per share from continuing operations attributable to L-3 Holdings’ common stockholders		$(0.76)	$2.34	$3.44	$7.20
EPS impact of loss on business divestitures (A)		0.02	—	0.08	—
EPS impact of the non-cash impairment charge related to MSI assets held for sale (B)		—	—	0.15	—
EPS impact of the loss on a forward contract to sell Euro proceeds from the MSI divestiture (C)		—	—	0.02	—
EPS impact of the goodwill impairment charge (D)		2.93	—	3.22	—
Dilutive impact of common share equivalents		(0.03)	—	—	—

Adjusted diluted EPS(1) from continuing operations		$2.16	$2.34	$6.91	$7.20

(A)	Loss on business divestitures	$(2)		$(10)
	Tax benefit	—		4

	After-tax impact	(2)		(6)
	Diluted weighted average common shares outstanding	78.5		81.9
	Per share impact(2)	$(0.02)		$(0.08)

(B)	Non-cash impairment charge related to MSI assets held for sale			$(17)
	Tax benefit			5

	After-tax impact			(12)
	Diluted weighted average common shares outstanding			81.9
	Per share impact			$(0.15)

(C)	Loss on a forward contract to sell Euro proceeds from the MSI divestiture			$(4)
	Tax benefit			2

	After-tax impact			(2)
	Diluted weighted average common shares outstanding			81.9
	Per share impact			$(0.02)

(D)	Goodwill impairment charge	$(349)		$(384)
	Tax benefit	119		120

	After-tax impact	(230)		(264)
	Diluted weighted average common shares outstanding	78.5		81.9
	Per share impact	$(2.93)		$(3.22)

Adjusted Net Income From Continuing Operations Attributable to L-3 Non-GAAP Reconciliation		Fourth Quarter Ended		Year Ended Dec. 31,
		2015	2014	2015	2014
Net (loss) income from continuing operations attributable to L-3		$(60)	$201	$282	$632
Loss on business divestitures		2	—	6	—
Non-cash impairment charge related to MSI assets held for sale		—	—	12	—
Loss on a forward contract to sell Euro proceeds from the MSI divestiture		—	—	2	—
Goodwill impairment charge		230	—	264	—

Adjusted net income from continuing operations attributable to L-3(1)		$172	$201	$566	$632

(1)	Adjusted diluted EPS is diluted EPS attributable to L-3 Holdings’ common stockholders, excluding the charges or credits relating to business divestitures and non-cash goodwill impairment charges. Adjusted net income attributable to L-3 is net income attributable to L-3, excluding the charges or credits relating to business divestitures and non-cash goodwill impairment charges. These amounts are not calculated in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The company believes that the charges or credits relating to business divestitures and non-cash goodwill impairment charges affect the comparability of the results of operations for 2015 to the results of operations for 2014. The company also believes that disclosing net income and diluted EPS excluding the charges or credits relating to business divestitures and non-cash goodwill impairment charges will allow investors to more easily compare the 2015 results to the 2014 results. However, these measures may not be defined or calculated by other companies in the same manner.
(2)	Amounts may not recalculate directly due to rounding.

Table F

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED HISTORICAL DATA

FOR THE QUARTERLY PERIODS ENDED MARCH 27, JUNE 26, AND SEPTEMBER 25, 2015

(in millions)

	Historical Results			Discontinued Operations			Continuing Operations(a)
	Q1	Q2	Q3	Q1	Q2	Q3	Q1	Q2	Q3
Net sales	$2,713	$2,793	$2,817	$225	$250	$253	$2,488	$2,543	$2,564
Cost of sales	(2,491)	(2,629)	(2,531)	(212)	(237)	(242)	(2,279)	(2,392)	(2,289)
(Loss) gain related to business divestitures	(22)	2	(9)	—	—	—	(22)	2	(9)
Impairment charge	—	—	(491)	—	—	(456)	—	—	(35)

Operating income (loss)	200	166	(214)	13	13	(445)	187	153	231
Interest expense	(44)	(48)	(47)	(5)	(6)	(4)	(39)	(42)	(43)
Interest and other income, net	3	5	3	—	—	—	3	5	3

Income (loss) before income taxes	159	123	(258)	8	7	(449)	151	116	191
(Provision) benefit for income taxes	(50)	1	(38)	(4)	(3)	25	(46)	4	(63)

Net income (loss)	109	124	(296)	4	4	(424)	105	120	128
Net income attributable to noncontrolling interests	(4)	(4)	(3)	—	—	—	(4)	(4)	(3)

Net income (loss) attributable to L-3	$105	$120	$(299)	$4	$4	$(424)	$101	$116	$125

Diluted earnings (loss) per share attributable to L-3’s Holdings’ common shareholders:	$1.25	$1.44	$(3.74)	$0.05	$0.05	$(5.22)	$1.20	$1.39	$1.54

L-3 Holdings’ diluted weighted average common shares outstanding:	$83.8	$83.2	$80.0 (b)	$83.8	$83.2	$81.2	$83.8	$83.2	$81.2

(a)	The continuing operations were derived from L-3 historical results and were adjusted to: (1) remove NSS results of operations, (2) allocate a portion of L-3’s interest expense to NSS, and (3) realign certain contracts between L-3 and NSS. In addition, certain overhead expenses previously allocated to NSS and included in L-3’s historical results were retained by L-3 and reported as part of L-3 continuing operations. NSS will be reported as discontinued operations beginning with the 2015 fourth quarter.
(b)	Due to a loss in the historical results for the quarter, zero incremental weighted average common shares are included because the effect would be antidilutive.

Table G

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED HISTORICAL DATA

FOR THE QUARTERLY PERIODS ENDED MARCH 28, JUNE 27,

SEPTEMBER 26, AND DECEMBER 31, 2014

(in millions)

	Historical Results				Discontinued Operations				Continuing Operations(a)
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Net sales	$2,957	$3,019	$2,940	$3,208	$287	$317	$287	$247	$2,670	$2,702	$2,653	$2,961
Cost of sales	(2,671)	(2,780)	(2,683)	(2,905)	(267)	(295)	(265)	(238)	(2,404)	(2,485)	(2,418)	(2,667)

Operating income	286	239	257	303	20	22	22	9	266	217	235	294
Interest expense	(43)	(39)	(47)	(49)	(5)	(5)	(4)	(6)	(38)	(34)	(43)	(43)
Interest and other income, net	5	4	5	4	—	—	—	—	5	4	5	4

Income before income taxes	248	204	215	258	15	17	18	3	233	187	197	255
Provision for income taxes	(76)	(63)	(58)	(51)	(6)	(7)	(7)	(1)	(70)	(56)	(51)	(50)

Net income	172	141	157	207	9	10	11	2	163	131	146	205
Net income attributable to noncontrolling interests	(2)	(4)	(3)	(4)	—	—	—	—	(2)	(4)	(3)	(4)

Net income attributable to L-3	$170	$137	$154	$203	$9	$10	$11	$2	$161	$127	$143	$201

Diluted earnings per share attributable to L-3 Holdings’ common shareholders:	$1.90	$1.53	$1.78	$2.36	$0.10	$0.11	$0.13	$0.02	$1.80	$1.42	$1.65	$2.34

L-3 Holdings’ diluted weighted average common shares outstanding:	$89.4	$89.3	$86.6	$86.0	$89.4	$89.3	$86.6	$86.0	$89.4	$89.3	$86.6	$86.0

(a)	The continuing operations were derived from L-3 historical results and were adjusted to: (1) remove NSS results of operations, (2) allocate a portion of L-3’s interest expense to NSS, and (3) realign certain contracts between L-3 and NSS. In addition, certain overhead expenses previously allocated to NSS and included in L-3’s historical results were retained by L-3 and reported as part of L-3 continuing operations. NSS will be reported as discontinued operations beginning with the 2015 fourth quarter.